June 13, 2024

Sarah Wells Via Email
Dear Sarah:

We value your continued support of, and service to, Spruce Power (the “Company”). In recognition of your continued commitment to the Company, I am pleased to provide you with this letter (this “Letter”) amending your offer letter, and any previous letter, with the Company to provide for the below separation benefits.

1.Separation Benefits
In the event that the Company terminates your employment without Cause (not including any termination of employment due to your death or disability), and provided that such termination is a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), then subject to the conditions of this Letter (including your execution and non-revocation of the Separation Agreement), the Company will make a lump sum separation payment to you equal to 12 months of your current base salary and a prorated Target Bonus (if separation is after October 1st of the current year, full Target bonus is paid) (the “Separation Payment”), less applicable withholdings.
2.Termination by the Company without Cause or by Executive for Good Reason in Connection with a Change of Control
In the event that a Change of Control of the Company (as defined below) occurs and
(a) within a period of twenty-four (24) months following the Change of Control, or (b) within a period of ninety (90) days preceding the Change of Control if the termination is related to the Change of Control, Executive’s employment is terminated without Cause, or Executive terminates Executive’s employment for Good Reason (as defined below), then, in addition to normal wages, Executive shall receive the following, subject to the terms and conditions described in Section 409A (including Executive’s execution of the Release):
i.Separation Payments. Payments in an amount equal to the sum of eighteen (18) months of the then current Base Salary and a prorated Target Bonus (if CIC is after October 1st of the current year, full Target bonus is paid), with the sum payable ratably over a eighteen (18) month period, less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices (provided such payments shall be made at least monthly).
ii.Equity Acceleration. Full vesting of any and all equity awards outstanding as of the date of Executive’s termination, provided that no vesting shall occur after the date of termination until such date as the Release becomes effective against Executive (at which time, subject to the paragraph following Section 2(iv), vesting will occur),

Spruce Power | 820 Gessner Rd. Ste. 500 | Houston, TX 77024
sprucepower.com

and the portion subject to acceleration shall not be forfeited, subject to the provisions of the paragraph following Section 2(iv) until the earlier of (i) sixty (60) days after the date of termination without the Release’s becoming effective or (ii) Executive’s notification to the Company that he will not execute or will revoke the Release.
iii.COBRA Payment. Sum payable ratably over a twelve (12) month period (and Executive shall have a duty to inform Company of subsequent medical coverage to which he is entitled, with repayment to Company of COBRA premiums for unused months of coverage).

If the termination without Cause or termination for Good Reason precedes the Change of Control, no enhanced severance will be paid or extra vesting will occur unless and until such time as the Change of Control closes, but the equity awards, if any, that would vest will remain forfeited until the earliest of the closing of the Change of Control, the cancellation of the Change of Control, or ninety (90) days after employment ends (to determine if a Change of Control will occur). If the closing of the Change of Control occurs on the timing contemplated by this section, the first payment of severance will include any enhanced severance not paid pending the completion of the Change of Control. Any enhanced payment or vesting will be further conditioned on the Release’s becoming effective within sixty (60) days following the termination of employment.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the Release and return of Company property. The Company will commence the severance payments and make the COBRA Payment on the first payroll date whose cutoff date follows the date on which the Release required by execution of a severance agreement and release of claims becomes effective and non-revocable, provided, that if the time period during which the Release is required to become enforceable and irrevocable crosses a tax year, then the payments will delayed until such subsequent calendar year; provided further that if such payments are delayed until such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Executive’s separation from service.

3.Definitions
As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (i) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group of Persons (other than the Company or its affiliates) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”) (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company, or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions (but excluding any bona fide financing event in which securities are acquired directly from the Company); (ii) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation (i) that results in the Outstanding Company Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, or
(ii) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors (or other managing body) of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets, other than
(i) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (ii) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors (or other managing body) of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof; provided that, in each case, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A.

As used herein, “Good Reason” shall mean: (i) material reduction in duties or responsibilities, (ii) material reduction in pay levels or programs, and (iii) relocation more than 50 miles from current working location.
For purposes of this Letter, “Cause” means (i) your material breach of any agreement between you and the Company, (ii) your continued failure to perform any material duty or responsibility specified in the description of your duties set forth in any agreement between you and the Company, reasonably assigned to you by the Company, or otherwise owed to the Company, (iii) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State or your conviction of, or your plea of “guilty” or “no contest” to, any other crime involving moral turpitude or fraud, (iv) your gross misconduct, commission of an act of moral turpitude, embezzlement, gross negligence, willful malfeasance, or willful violation of any law, rule, regulation, written agreement or final cease-and-desist order applicable to the Company or its business which causes or could be expected to cause harm to the Company, (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation, (vi) your material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time. For avoidance of doubt, your termination of employment due to your death or disability will not be deemed termination without Cause, nor will the acceleration of your resignation from the Company.

4.Execution of Separation Agreement and Release of Claims
The Company shall not be obligated to pay Executive any of the severance payments or benefits described in this letter unless and until Executive has executed (without revocation) a Separation Agreement and release of claims. The Release must be provided to Executive not later than fifteen (15) days following the effective date of termination of Executive’s employment by the Company and executed by Executive and returned to the Company within sixty (60) days after such effective date. If Executive fails or refuses to return the Release within such 60-day period, Executive’s severance payments and benefits to be paid hereunder shall be forfeited. In no event will Separation Payment be made or provided until the Separation Agreement becomes effective and irrevocable. Except as provided below, any cash amounts due to you will be paid, less applicable withholdings, as soon as practicable following the effectiveness of the Separation Agreement (and in all cases, within 60 days following your separation from service, except as required by the Section 409A provisions below).

5.No Other Payments or Benefits Owing
Except as expressly set forth herein, the payments and benefits set forth in this letter: (a) shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above, and Executive shall not be eligible for any other payments or other forms of compensation or benefits; (b) shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against the Company relating to the termination of Executive’s employment under their Employee Agreement; and (c) shall not be subject to set-off by the Company or any obligation on the part of Executive to mitigate or to offset compensation earned by Executive in other pursuits after termination of employment, other than as specified herein with respect medical benefits provided by another employer.

6.Section 409A
This Letter and all payments and benefits thereunder are intended to be exempt from or otherwise comply with Section 409A so that none of the payments and benefits to be provided thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in that manner. References to your “termination of employment” will refer to your “separation from service” as defined in Section 409A.

In the event that your separation from service occurs at a time during the calendar year where the Separation Agreement Deadline is in the calendar year following the calendar year in which your separation from service occurs, all cash severance payments to which you may be entitled will be paid on the first payroll date to occur during the calendar year following the calendar year in which such separation from service occurs (the “Payroll Date”), or, if later: (x) the Separation Agreement Deadline, (y) such time as required by the payment schedule applicable to each severance benefit, or (z) such time as required by the following paragraph. Except as required by the below paragraph, any payments that would have been made to you prior to the later of the Payroll Date or Separation Agreement Deadline but for the payment requirements of the preceding sentence will be paid to you on the later of the Payroll Date or the Separation Agreement Deadline following your separation from service and the remaining payments will be made as provided in this Letter. In no event will you have discretion to determine the taxable year of payment of any severance payments.
Further, if and to the extent necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the payments that constitute deferred compensation under Section 409A (the “Deferred Payments”), if any, that otherwise would be payable to you within the first 6 months following your termination of employment will instead be delayed until the date that is 6 months and 1 day following your termination of employment (except where your termination of employment is due to your death). All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Letter is intended to constitute a separate payment for purposes of the Section 409A-related regulations.

You and the Company agree to work together to consider amendments to this Letter and to take such reasonable actions to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

7.Miscellaneous
This Letter will be construed and interpreted in accordance with the laws of the State of Texas. All determinations under this Letter shall be made by the Company’s board of directors in good faith, and all such determinations shall be final and binding on all parties, and given the maximum deference permitted under law. Your employment with the Company continues to be “at-will” and this Letter does not guarantee or imply any right to your continued employment for any period whatsoever with the Company. This Letter supersedes any prior representations, understandings, or discussions, whether expressed orally or in writing, relating to the terms and subject matter of this Letter, including the terms of any offer letter or agreement between you and the Company providing for separation benefits. This Letter is the full and complete agreement between you and the Company regarding the subject matter hereof. This Letter may be modified only in a signed written agreement between you and the CEO of the Company.
To indicate your acceptance of the terms of this Letter, please sign in the space indicated below.
Sincerely,
SPRUCE POWER

/s/ Christopher Hayes
Chris Hayes
President & CEO
AGREED AND ACCEPTED:
/s/ Sarah Wells
Sarah Wells